Exhibit 4.20

MEMORANDUM OF AGREEMENT
made as of , 200
B E T W E E N:

DYNASTY GAMING INC.
a corporation incorporated pursuant
to the laws of Canada,

(hereinafter called the "Optionor"),
OF THE FIRST PART,

NAME
of the City of Place
in the Province of Québec,

(hereinafter called the "Optionee"),
OF THE SECOND PART.

WHEREAS the Optionee is a bona fide senior officer, director, employee, management company employee or Consultant of the Optionor or any subsidiary of the Optionor; and

WHEREAS the board of directors of the Optionor has determined that the granting of an option to the Optionee to purchase up to ________ authorized and unissued common shares as presently constituted of the Optionor, on the terms and conditions set forth below, is in the best interests of the Optionor and its security holders;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of these premises and of the sum of $10.00 (Cdn.) paid by the Optionee to the Optionor and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), it is hereby agreed by and between the parties hereto as follows:

1.	GRANT OF OPTION

1.1
Subject to the receipt of any required shareholder or regulatory approvals, the Optionor hereby grants to the Optionee, on the terms and conditions hereinafter set forth, a non-assignable and non-transferable irrevocable option (the "Option") to purchase at any time or from time to time during the period hereinafter referred to and subject to the provisions of section 2.1, all or any part of «option» authorized and unissued shares of the Optionor (the said shares being hereinafter called the "Optioned Shares") for a purchase price of $_____ (Cdn.) per Optioned Share.

2.	EXERCISE OF OPTION

2.1
The Optionee shall have the right to exercise the Option at any time or from time to time with respect to all or any of the Optioned Shares during the period commencing the date of this Agreement thereafter prior to _____________ at 4 p.m. or at such earlier time as may be determined in accordance with Section 2.3, 2.4, 2.5 and Article 4 (the "Expiry Date") and at the Expiry Date the Option shall expire and terminate as to such of the Optioned Shares in respect of which the Option has not been exercised.

2.2
Subject to the provisions of Article 1 and section 2.1, the Optionee shall have the right to exercise the vested Option at any time or from time to time with respect to all or any part of the Optioned Shares. A written notice of the Optionee, as per attached hereto as “Schedule A”, electing to exercise the Option in whole or in part shall be required to be delivered along with payment by or on behalf of the Optionee by certified cheque or bank draft payable to or to the order of the Corporation at the said price of $______ (Cdn.) per Optioned Share in respect of so many of the Optioned Shares as the Optionee shall from time to time determine to take up and purchase, shall be an exercise pro tanto of the Option hereby granted.

Upon each such exercise of the Option, the Optionor shall cause the Corporation's registrar and transfer agent to deliver forthwith to the Optionee, a definitive certificate or certificates registered in the name of the Optionee, or as the Optionee may otherwise direct in writing, representing in the aggregate such number of the Optioned Shares as the Optionee shall have then paid for.

2.3.
In the event of the death of the Optionee on or prior to the Expiry Date, provided that at the time of such death the Optionee was either a director, officer, employee or service provider of the Optionor, the Option may be exercised as to all or any of the Optioned Shares in respect of which the Optionee would have been entitled to exercise the Option hereunder at the time of his or her death, as if he or she had survived, by the legal representatives of the Optionee at any time up to and including, but not after, that date which is one year following the date of death of the Optionee or prior to the close of business on the Expiry Date, whichever is earlier.

2.4
In the event of the termination of a Consulting Agreement pursuant to the terms therein, the Optionee may exercise the vested Option to the extent that the Optionee was entitled to do so at the time of such termination, at any time up to and including, but not after, that date which is 90 days following such date or prior to the close of business on the Expiry Date, whichever is earlier. Options granted to an Optionee who is engaged in Investor Relations Activities shall expire and terminate within 30 days after the Optionee who holds such Option ceases to be employed to provide Investor Relations Activities.

2.5
In the event of the termination of employment of the Optionee (either as an employee or officer) by the Optionor other than in the circumstances referred to in Sections 2.3 or 2.4 above or the Optionee ceases to be a director or service provider of the Optionor, the Optionee may exercise the Option to the extent that the Optionee was entitled to do so at the time of such termination of employment at any time up to and including, but not after, that date which is 90 days following such date, or prior to the close of business on the Expiry Date, whichever is earlier.

2.6 Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by the Options may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until ____________.

2.7 All Options granted to the Optionee shall vest, in six (6) equal installments over a period of 18 months, with the first installment vesting immediately and the remaining Options vesting upon 6 months, 9 months, 12 months, 15 months and 18 months after the date of grant.

3.	TERMINATION OF OPTION BY OPTIONEE

3.1
Notwithstanding anything herein provided, the Optionee may at any time, in its sole discretion, terminate the Option by notice in writing mailed by first class registered mail, postage prepaid, addressed to, or by notice in writing delivered to, the Optionor at its registered head office or sent by telecopy to the Optionor, and forthwith upon the mailing, delivery or telecopy of any such notice in writing, and notwithstanding that any such notice in writing may not have been received by the Optionee, the Option shall forthwith expire and terminate as to such of the Optioned Shares in respect of which the Option has not been exercised.

4.	OPTIONEE NOT REQUIRED TO EXERCISE THE OPTION

4.1
Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for, or the Optionor to issue, any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised its Option to purchase hereunder in the manner hereinbefore provided.

5.	CHANGE OF SHARES

5.1
In the event of any subdivision or change of the Shares of the Optionor at any time prior to the Expiry Date into a greater number of Shares, the Optionor shall deliver, in connection with any issue of Optioned Shares occurring after the record date of the subdivision or change, such additional number of Shares as would have resulted from such subdivision or change if such issue of Optioned Shares had been prior to the record date of such subdivision or change.

5.2
In the event of any consolidation or change of the Shares of the Optionor at any time prior to the Expiry Date into a lesser number of Shares, the number of Shares delivered by the Optionor on any exercise thereafter of the Option shall be reduced to such number of Shares as would have resulted from such consolidation or change if such exercise of the Option hereby granted had been prior to the record date of such consolidation or change.

5.3
In the event of any reclassification of the shares of the Optionor at any time up to the Expiry Date, the number and class of shares deliverable by the Optionor on any exercise thereafter of the Option hereby granted shall be the number and class of shares as would have resulted from such reclassification if the Option hereby granted had been exercised prior to the date of such reclassification.

6.	DIVIDENDS, DISTRIBUTIONS, ETC.

6.1
If the Optionor shall at any time prior to the Expiry Date pay any dividend or make any distribution (whether or not payable in shares or other securities of the Optionor), or make any payment by way of return of capital on or in respect of the Shares, the Optionee shall be entitled to receive upon any exercise thereafter of the Option (in addition to the number of Optioned Shares that the Optionee otherwise would have been entitled to receive on the exercise of the Option) such additional number of shares or other securities of the appropriate class of the Optionor or such capital payment as would have been payable on the Shares that would have been issuable on such exercise of the Option if they had been outstanding on the record date for payment of such dividend or distribution or capital payment, and the Optionor covenants and agrees that in the event of the payment of any dividend or distribution payable in any shares or other securities of the Optionor as aforesaid it will reserve and set aside a sufficient number of shares or other securities of the appropriate class in which any such dividend or distribution shall be payable to enable it to fulfil its obligations hereunder.

7.	RESERVATION OF OPTIONED SHARES

7.1
The Optionor covenants that it has duly reserved, set aside and allotted the Optioned Shares to and in favour of the Optionee, its successors and assigns, and that upon the exercise of the Option in accordance with the terms hereof and payment of the said price as aforesaid, the Optioned Shares in respect of which the Optionee shall have duly taken up and paid for hereunder shall be duly issued and outstanding as fully paid and non-assessable.

8.	GENERAL

8.1	Any notice required or permitted to be given to a party hereto to the other shall be in writing and addressed:

To the Optionor:        Dynasty Gaming Inc.
                                                          759 Square Victoria
                                                          Suite 300
                                                          Montreal, Quebec H2Y 2J7

To the Optionee:   NAME
                                                          Street
                                                          City, Province, Postal Code

and if delivered to an officer of the Company shall be deemed to have been received when delivered to such officer. If notice is given by telecopy, it shall be deemed to have been received twelve hours after such telecopying. Any notice given by telecopy will be confirmed by written notice.

Either party hereto may change its address for notice at any time by giving notice to the other party pursuant to the provisions of this Section.

8.2	Time shall be of the essence of this agreement.

8.3
The Optionee represents and warrants to the Optionor, as a continuing representation and warranty that shall be true and correct on the date hereof and on each date that the Optionee exercises the Option as if made and given on and as of each such date, that the Optionee is acquiring the Option and will acquire the Optioned Shares purchased by it upon any exercise of the Option as principal.

8.4
The Optionor and the Optionee severally covenant and agree to use their respective reasonable best efforts to comply with, satisfy and fulfil promptly all conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the grant of the Option hereunder and to the issue of Shares on the exercise of the Option.

8.5	This agreement is non-assignable.

8.6	This agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

8.7	This agreement may be executed by the parties in counterparts and when so executed such counterparts shall constitute a single agreement.

8.8
The parties hereto have required that this agreement and related documents be drafted in English. Les parties aux présentes ont exigé que ce contrat et les documents y afférents soient rédigés en anglais.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the date first above written.

SIGNED, SEALED & DELIVERED ) Optionor
in the presence of:  ) Dynasty Gaming Inc.
)
)
) per:
) Name:
) Title:
)
) Optionee
)
)
)
Witness ) Name

- -

TO PURCHASE COMMON SHARES OF

Dynasty Gaming Inc.

PURSUANT TO THE STOCK OPTION PLAN (REVISED)

Exercise price for each of the Optioned Shares:$_____

Expiry Date:___________

Number of Options granted:000
Vested on:
Instalment Dates1/6
Instalment Dates1/6
Instalment Dates1/6
Instalment Dates1/6
Instalment Dates1/6
Instalment Dates1/6

Number of Options exercised under this notice:

Balance of unexercised Options:

Subscription funds submitted ($_______ x number of Options exercised): $

Dated this day of   , 200 .

Dynasty Gaming Inc.

per: _______________________________________
Purchaser:A.S.O.

per: _______________________________________
Name           A.S.O.